Exhibit 10(a)
[*] TEXT OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
Confidential Treatment Requested by Core Molding Technologies, Inc.
Under 17 C.F.R. Sections 200.80(B)(4), 200.83 and 240.24b-2
Supply and Management Agreement
     This Supply and Management Agreement (“Agreement”) is made on June 1, 2006, by and between PACCAR Inc, a Delaware corporation (“PACCAR”), and Core Molding Technologies, Inc., a Delaware corporation (“Core”).
The parties agree as follows:
     1. Purchase and Sale of Products and Parts. During the term of this Agreement and any extensions thereof, Core agrees to sell to PACCAR all of its requirements for the products described in Schedule A (“Products”) as PACCAR may order from time to time. “PACCAR” shall include Kenworth, Peterbilt and PACCAR of Canada, LTD. Kenworth Mexicana S.A. de C.V., PACCAR Parts divisions and subsidiaries, including PACCAR Parts U.S., PACCAR Parts of Canada, PACCAR Parts Mexico, S.A. de C.V., and PACCAR Parts Australia (collectively, “PACCAR Parts”) may purchase Products and the non-production products listed on Schedule C (“Parts”) on a non-requirements basis from Core under the terms and conditions of this Agreement. Notwithstanding the above, Kenworth may purchase Products for its Renton facility on a non-requirements basis.
     2. Purchase of CFG Assets. Core agrees to purchase, on an as-is basis, the PACCAR owned assets, excluding PACCAR-owned tooling, located at Core Composites Cincinnati, as set forth in Schedule B for [*****], which will include manufacturing equipment as well as any documentation relating to the operation or maintenance of the PACCAR-owned assets that PACCAR may have in its possession. On January 1, 2008, PACCAR agrees the Equipment in Schedule B will be free of encumbrances and will remain the property of Core.
     3. Term of Agreement. This Agreement commences on June 1, 2006, and expires on June 30, 2010, unless earlier terminated as provided in this Agreement. By mutual written agreement of the parties, this Agreement may be extended by one year. If requested in writing by PACCAR, Supplier shall, upon expiration of the Agreement cooperate with PACCAR in the orderly and smooth transition of business to a new supplier, in the manner set forth in Section 36.
     4. Pricing. [*****]

*****	Confidential Treatment Requested by Core Molding Technologies, Inc.

     5. Incremental Business. [*****]

*****	Confidential Treatment Requested by Core Molding Technologies, Inc.

     6. Most Favored Customer. Core will provide the Products and Parts to PACCAR on terms and conditions that are no less and no more favorable to PACCAR than those of any other of the Core’s OEM customers purchasing comparable quantities of the same or similar products. With respect to the Products, these terms and conditions include, but are not limited to: price, price discounts, rebates, marketing and promotional incentives, technology, and performance, weight, delivery times and availability, warranty and service.
     7. Cost Management Program.
     a. Core shall propose cost savings ideas in accordance with PACCAR’s Cost Management Partnership (“CMP”) program. The CMP program is a method by which Core reduces Cost to PACCAR through the implementation of approved product or process changes and improvements for Core and PACCAR. “Cost” includes the cost PACCAR pays for the activity, Product, Part or service from Core, as well as any

*****	Confidential Treatment Requested by Core Molding Technologies, Inc.

associated costs for PACCAR to procure or assemble the Products or other products into the vehicle, such as PACCAR labor costs, or funding for tooling or testing PACCAR would be required to fund. Cost savings is calculated on an annualized basis, and Core will be credited for such proposals in the year (from the commencement date of the Agreement) the proposal is submitted by Core and accepted by PACCAR. Core will receive credit upon acceptance by PACCAR Corporate Purchasing whether or not changes are implemented during that year.
     b. Core shall submit CMP proposals based on the previous years’ sales, by the 31st day of December which, when implemented, will decrease the Cost of the Products, service or activity in an appropriate verifiable and quantified manner to PACCAR each year. The total value of CMP proposals to be submitted by Core shall be, at [*****] of PACCAR’s aggregate purchases of products and parts in the prior calendar year from all Core facilities (the “CMP Goal”).
          PACCAR shall review all CMP proposals and will notify Core of its acceptance or rejection (at PACCAR’s sole discretion) within sixty (60) calendar days of receiving such proposals. Upon written approval of a proposal by PACCAR, Core shall begin implementation of those aspects of the proposal that are within the control of Core. Upon implementation of the proposal, the price listed on Schedule A and/or C for each affected Product and/or Part shall be adjusted to reflect the Cost savings to Core after recovery of non-recurring expenses (e.g., tooling amortization). If, in any year, Core meets or exceeds the CMP goal, the excess above the CMP Goal shall be [*****] for the following year’s CMP goal.
          PACCAR agrees to accept the following as CMP ideas, as well as any others that fall within PACCAR’s CMP guidelines:
(i)	Cost reductions to the [*****] or its tooling that are received after June 10, 2005. All design changes after June 10, 2005 that impact part or tooling costs will be quoted using the same quotation form and Core will receive full CMP credit for any design changes from Core’s suggestions that reduce PACCAR’s costs, limited to on-site engineering support, tooling price reductions, weight reductions, material reductions, improvements in plant labor, handling and line sequencing. The last item on the form will include the discount offered by Core in their CMP submission.

(ii)	Cost reductions resulting from moving production of [*****] from [*****] to [*****]. In this case, CMP valuation shall be calculated as the sum of the [*****].

(iii)	Price reductions resulting from [*****] plus any repair and maintenance adjustments.
     c. [*****]

*****	Confidential Treatment Requested by Core Molding Technologies, Inc.

     8. PACCAR Parts Supplier Guidelines. Unless otherwise specified, Core shall comply with the PACCAR Parts Supplier Guidelines (the “Guidelines”) attached as Schedule D. In case of a conflict between the provisions of this Agreement and the Guidelines, this Agreement shall govern. To the extent possible, the Guidelines and this Agreement shall be construed as being mutually consistent.
     9. Quality and On-Time Delivery Performance. Core agrees to maintain the current quality and on-time delivery levels as Cincinnati Fiberglass at Core Composites Cincinnati through April 1, 2006. Current levels are as follows:

3 month rolling average PPM:	[*****]
On-Time Delivery:	[*****]
Core and PACCAR will jointly develop quarterly quality and delivery improvement targets and implementation schedules that will become effective on April 3, 2006, and remain in effect for the remainder of the term of the Agreement.
     a. [*****]
     b. [*****]
     c. If Core fails to meet applicable delivery and quality targets for any Product for two (2) consecutive quarters, then, in addition to any other remedies available to it, PACCAR may, on [*****]. In that event, Core will cooperate fully with the move of Product(s) and Part(s), tooling and equipment in a manner that allows for a smooth transition with no disruption to PACCAR truck production.
Any plant rework or warranty on Cincinnati Fiberglass Products or work in progress produced prior to August 1, 2005, including those from the bank build, along with any past charges, are not Core’s responsibility and accordingly will not be charged to Core.
     10. Six Sigma Program. Core shall enroll at least one (1) black belt in PACCAR’s Six Sigma Training Program in 2005 and at least two (2) black belts in PACCAR’s Six Sigma Training Program in 2006. Each black belt will be expected to develop, work and complete multiple projects each year that benefit both PACCAR and Core.
     11. Payment Terms. Payment terms are net [*****] from the date of invoice. All prices shall be F.O.B. Core’s manufacturing location.

*****	Confidential Treatment Requested by Core Molding Technologies, Inc.

     12. Set-Off. In addition to any right of set-off provided by law, all amounts due Core shall be considered net of indebtedness of Core to PACCAR, and PACCAR may deduct any amounts due or about to become due from Core to PACCAR from any sums due or to become due from PACCAR. The parties agree that any set-off should be preceded by good faith negotiations to resolve any disputes that might lead to PACCAR’s exercising its right to set-off.
     13. Changes. With regard to unreceived Products, PACCAR’s authorized representative may, by change order, make changes, at any time, in the methods of packing and shipping, and the time and place of delivery of Products and Parts. Core shall notify PACCAR within [*****] after receipt of the order if the change will affect time of performance, or the amount to be paid by PACCAR hereunder, and an adjustment will be negotiated.
     14. Lead-Time.
     a. Standard lead-time for delivery of Products for production shall be [*****] from receipt of release authorization from PACCAR’s manufacturing facility. If for any reason other than tooling capacity limitations, Core fails to have Product available for shipment at the time specified, PACCAR may, at its option, approve a revised delivery schedule, request shipment via air or expedited routing (at Core’s expense), or terminate the order without any liability. [*****].
     b. Standard lead-time for delivery of Parts to PACCAR Parts shall be [*****] from receipt of order from PACCAR Parts. Any Parts ordered within full lead-time and not shipped within [*****] of the requested ship date shall be shipped by [*****] to the specified PACCAR Parts destination.
15. Packing, Marking and Shipping.
     a. All Products shall be properly packaged to prevent damage or deterioration and to obtain the lowest transportation rates in accordance with PACCAR Supplier Packaging Guidelines, Part 1 as set forth in Schedule E.
     b. Each packing list, bill of lading, invoice and correspondence shall bear the applicable purchase order number (or the release order number applicable to each shipment for blanket purchase orders). Minimum requirements for the packing lists and bill of ladings are detailed in the PACCAR Supplier Packaging Guideline, Part 2 as set forth in Schedule E.
     c. Bar code shipping labels are required for shipments to PACCAR Production facilities. Bar code shipping label requirements are established in the PACCAR Supplier Packaging Guidelines, Part 2, as set forth in Schedule E.
     d. All Products shall be properly identified as to country of origin and all documentation in connection with the Products shall comply with all applicable governmental regulations, and Core shall indemnify and save PACCAR harmless from

*****	Confidential Treatment Requested by Core Molding Technologies, Inc.

reasonable costs arising out of the failure of the Products to be properly marked or the failure of such documentation to comply with all applicable governmental regulations, including but not limited to (i) all costs incurred in bringing the Products or the documentation into compliance with governmental regulations, (ii) all freight costs for additional materials to cover production or customer requirements, (iii) any fines, penalties or forfeitures levied by any government or governmental agency, and (iv) any legal expenses and fees as they are incurred.
     e. Core shall not fabricate any of the Products covered by a purchase order, procure any materials required in their fabrication, or ship any such Products to PACCAR, unless specific delivery dates or an authorization for raw material acquisition and stocking periods has been provided on a purchase order or in written instructions subsequently furnished to Core by PACCAR. PACCAR shall have no responsibility for Products for which delivery dates or such written instructions have not been provided. Shipments in excess of those authorized may be returned to Core, and Core shall pay PACCAR for reasonable expenses incurred in connection with the return of such shipments.
     16. Inspection. Notwithstanding prior payment, all Products and Parts are subject to inspection and acceptance by PACCAR within a reasonable time after they arrive at their destination. PACCAR shall notify Core if any Products or Parts are rejected for any reason and provide digital photos to document product defects. At PACCAR’s election, rejected Product(s) or Part(s) may be held for Core’s account or returned to Core [*****]. No replacement or correction of nonconforming Products or Parts shall be made by Core without written authorization from PACCAR.
     17. Returnable Container Program. Core agrees to participate in PACCAR’s Logistics & Returnable Container Program upon PACCAR’s request. PACCAR shall provide support through its Logistics coordinator. The parties agree to negotiate in good faith cost reductions to PACCAR for PACCAR-funded containers as well as costs to Core for Core-purchased containers that are not substantially off-set by savings from eliminated non-returnable packaging. After implementation of the returnable container program, the piece part cost of the Products and Parts supplied to PACCAR under this program [*****].
     18. Capacity. Should Core become unable to provide adequate quantities of Products to satisfy total industry demands, Core shall allocate the available supply of Products to PACCAR on a non-discriminatory basis with other customers, such that the supply of Products to PACCAR will be equal to or greater than PACCAR’s historical share percentage of Core’s past production output for the immediately preceding six (6) month period. [*****]

*****	Confidential Treatment Requested by Core Molding Technologies, Inc.

     19. Movement of Product from the Core Composites Cincinnati Facility.
     a. Except where otherwise provided in this Agreement, production of Products and Parts will remain at Core Composites Cincinnati unless PACCAR and Core jointly agree to transfer any Product or Part to other Core locations. PACCAR retains the right to move Product(s) or Part(s) out of Core Composites Cincinnati during the term of the Agreement in the event PACCAR decides to implement a material change for the process for manufacturing such Product or Part, and the capability for performing that process does not exist at Core Composites Cincinnati (for example: a change from open mold to SMC, LFTP, etc.). Provided, however, that if Core has proven capability to perform the new process, PACCAR will offer Core an opportunity to quote. If Core’s quote is not competitive, Core will be provided an additional opportunity to revise the proposal.
     b. If Core breaches a material obligation under this Agreement and fails to cure it [*****] of such breach from PACCAR, then, in addition to any other remedies available to it, PACCAR may [*****]. Core will cooperate fully with the movement of Product(s) and Part(s), tooling and equipment in a manner that allows for a smooth transition with no disruption to PACCAR truck production. In addition, Core will relinquish ownership to PACCAR at [*****] of any asset acquired from PACCAR and located at Core Composites Cincinnati that may be required for the production of the Product(s)/Part(s) at the new supplier. In the event that Core replaces portions of the equipment required for operation, the parties agree to discuss reimbursement in good faith. Core will not relinquish ownership of equipment purchased by Core from sources other than PACCAR (identified with Core asset tags).
     20. Labor Union. This Section applies only to Core’s facilities that have labor unions. Sixty (60) days prior to the expiration of any of Core’s material labor agreements, Core shall submit to PACCAR a plan to ensure the continued supply of Products to PACCAR in the event of a labor action. Said plan may include either maintaining an additional inventory of Products at a site separate from Core’s unionized manufacturing facility or securing an alternative method of manufacture of Products (either by non-union labor at the affected manufacturing site or moving manufacturing to a facility not affected by the labor union). In any case, Core shall commit to ensure the continued supply of Products to PACCAR in the event of any labor action.
     21. Strategic Relationship.
     a. PACCAR recognizes a strategic relationship with Core. As such, Core will be invited to quote on future programs if Core has demonstrated capability in the desired manufacturing process and meets PACCAR’s overall supplier performance requirements. Provided Core has demonstrated the preceding requirements, [*****].
     b. To further support this strategic relationship, PACCAR agrees to establish periodic technology reviews with Purchasing, Engineering, Core and others as appropriate to provide Core development opportunities (materials and processes) and the opportunity to secure product manufacture through new or existing facilities or processes. These meetings may lead to Core providing on-site engineering support for a period of time and collaboration with PACCAR on technology and process development.
     22. Competitive Requirements. Core shall remain competitive with respect to the Products and/or Parts in terms of pricing, quality, performance, technology, and delivery during the term of this Agreement and any extension thereof. If, Core is not competitive in any of these areas, and PACCAR so notifies Core in writing, Core will have ninety (90) days (“Notice Period”) from the date of the notice to make its Product(s) and/or Parts competitive. If Core does not make its Product(s) and/or Parts competitive within the ninety (90) day period, PACCAR may, at its sole option: (a) discontinue purchasing Core’s non-competitive Product(s) and/or Parts and purchase from the other supplier(s) or (b) purchase the Product(s) and/or Parts from both the Core and the other supplier(s). In any case, Core shall cooperate fully with the move of Product and/or Parts, tooling and equipment, and, if requested in writing by PACCAR, agree to a transition period of ninety (90) days, and, take other steps reasonably necessary to avoid disruption to PACCAR truck production, including a bank build plan. Further, if this event takes place prior to January 1, 2008, at PACCAR’s request, Core will relinquish ownership of, and return to PACCAR [*****], any of the assets Core acquired from PACCAR pursuant to Paragraph 2 that are required to manufacture the Product(s) and/or the Part(s) whose production PACCAR decides to move elsewhere. In the event that Core replaces portions of the equipment required for operation, the parties agree to discuss reimbursement in good faith. Core will not relinquish ownership of equipment purchased by Core from sources other than PACCAR (identified with Core asset tags).
     23. Electronic Data Interchange. Should PACCAR and Core choose to engage in Electronic Data Interchange (“EDI”) with respect to any Products, Core agrees to comply with any and all terms and conditions in PACCAR’s EDI Implementation Guideline attached as Schedule F. Core and PACCAR agree that any EDI shall be deemed a “writing” sufficient for enforceability under any statute of frauds or similar law.
     24. Marketing Assistance. Core will supply Products [*****]. Core shall supply these Products to each PACCAR division and subsidiary purchasing Products for production. Core agrees to assist PACCAR in product selection.
     25. Returned Products and Parts.
     a. Returns of Products other than Products purchased by PACCAR Parts shall be handled in accordance with the PACCAR Return Goods Guideline attached as Schedule G.
     b. Returns of Products and Parts purchased by PACCAR Parts shall be handled in accordance with the PACCAR Parts Return Goods Policy attached as Schedule H.

*****	Confidential Treatment Requested by Core Molding Technologies, Inc.

     26. Warranty/Recall. Core agrees to comply with the terms of the PACCAR Supplier Warranty Support Agreement attached as Schedule I.
     27. Indemnification. Core shall protect, defend, indemnify and save harmless PACCAR, its employees, agents and customers and the users of any Products for defects in materials or workmanship covered by this Agreement from any and all suits, actions, liability, loss of life or personal injury (including but not limited to employees of Core or of PACCAR), or property damage (including but not limited to property of Core or of PACCAR), including costs and reasonable attorney fees, arising out of, or in connection with, or resulting from the activities of Core, its employees, agents or subcontractors, or in connection with the work performed, services rendered, or Products or materials furnished, under this Agreement. Provided, however, that this provision shall not apply with respect to injuries or damage resulting from PACCAR’s defective design.
PACCAR shall protect, defend, indemnify and save harmless Core, its employees and agents, from any and all suits, actions, liability and costs, including costs and reasonable attorney fees, for loss of life or personal injury (including but not limited to employees of PACCAR or of Core) or property damage (including but not limited to property of PACCAR or Core), resulting from the negligent or intentionally wrongful acts of PACCAR, its employees or agents in connection with the work performed, services rendered, or Products or materials furnished, under this Agreement.
     28. Force Majeure. Core shall not be in default by reason of any failure in the performance of this Agreement, or any purchase order issued hereunder, if such failure arises out of causes beyond the control and without the fault or negligence of Core including, but not restricted to, acts of God, acts of government, fires, flood, epidemics, quarantine restrictions, strikes, and freight embargoes. Core shall give notice to PACCAR within three (3) business days after it becomes aware of any circumstance or event which may reasonably be anticipated to cause or constitute, or which constitutes, an event of force majeure as described above. Such notice shall contain a detailed description of the delay and of the affected portion of work. Within seven (7) business days after delivering such notice, Core shall deliver a detailed written description of the work-around plan, alternative sources, and any other means that Core shall, at its own cost, use to prevent further delay. If delivery of any Products shall be delayed for more than one (1) month beyond the last day of the month in which the next delivery was scheduled following the onset of an event of force majeure, PACCAR may, upon written notice to Core, terminate any or all purchase orders, or terminate this Agreement and all purchase orders hereunder.
     29. Insurance. Core shall maintain insurance coverage in amounts not less than the following:
     a. Workers Compensation-Statutory Limit(s) for the jurisdiction(s) in which this Agreement is to be performed (or evidence of authority to be self-insured therefore);
     b. Employer’s Liability — $1,000,000;
     c. Commercial General Liability (including Contractual Liability, Products/Completed Operations, Independent Contractors, Premises/Operations and Broad Form Property Damage): For Safety Code 1 Products and Parts — $10,000,000

Each Occurrence, $10,000,000 Annual Aggregate; For all other Products and Parts -$5,000,000 Each Occurrence, $5,000,000 Annual Aggregate; and
     d. Automobile Liability (including owned, non-owned and hired vehicles) — $1,000,000 Each Occurrence.
     At PACCAR’s request, Core shall furnish to PACCAR a certificate of insurance naming PACCAR as an additional insured for coverages described in (c) and (d). Each certificate shall disclose each applicable deductible and/or self insured retention and contain a statement of the insurer’s obligation to notify PACCAR at least thirty (30) days prior to cancellation, expiration or material change in any policy covered thereunder. Any policy that provides the insurance required shall be endorsed to be primary to and noncontributory with any insurance maintained by PACCAR and shall provide a waiver of any rights of subrogation against the additional insured. Core’s purchase of appropriate insurance coverage or the furnishing of certificates of insurance shall not release Core of its obligations or liabilities under this Agreement. Core may be self-insured for all or part of these requirements only with the prior written approval of PACCAR.
     30. Intellectual Property. Core warrants that the Products and Parts (and their sale or use, alone or in combination, according to Core’s specifications or recommendations, if any) shall not infringe any United States or non-U.S. patents, trademarks, or other intellectual property rights, and agrees to defend, indemnify and save harmless PACCAR and anyone selling or using any of the Products or Parts against all loss, damage, liability, costs, expenses and legal fees as they are incurred by reason of any infringement or alleged infringement except when any such infringement or alleged infringement arises solely from specifications or designs provided to Core by PACCAR.
     31. Proprietary Rights/Tooling.
     a. Core acknowledges that all drawings, designs, prototypes, specifications, tools, equipment, or materials of every description furnished to Core by PACCAR or specifically paid for by PACCAR, and all tooling, patterns, and molds manufactured from PACCAR’s specifications and specifically paid for by PACCAR shall be and remain the personal property of PACCAR. Further Core acknowledges that Core shall have no rights or claims to any CAD drawings, patents, or other intellectual property, relating to the Products that are produced at the Core facilities, and which are owned by PACCAR or were developed by PACCAR independently of Core. Core shall hold such property at its risk and insure such property at its expense in an amount equal to the replacement cost of such property with loss payable to PACCAR. It shall be safely stored, maintained, and, wherever possible, clearly marked “Property of PACCAR Inc” by Core. PACCAR shall have the right to enter upon Core’s premises to inspect such property and any related records. Upon PACCAR’s written request, Core shall prepare the property for shipment to PACCAR in the same condition in which it was received, reasonable wear and tear excepted, or at PACCAR’s option, Core shall assemble the property for pickup by PACCAR or destroy or have destroyed any such property designated by PACCAR, at PACCAR’s expense, and certify to PACCAR that such property has been destroyed.

     b. PACCAR shall have no rights or claims to ownership of any patents or other intellectual property, relating to the Products produced at the Core facilities that are owned by Core or were developed by Core independently of PACCAR.
     c. The right to use any of PACCAR’s drawings, designs, specifications, prototypes, trademarks, patents, tools or molds which may be disclosed or provided to Core by PACCAR is limited to producing articles for sale exclusively to PACCAR and its divisions, subsidiaries and affiliated companies. Except as otherwise authorized in writing by PACCAR, Core will use any such information or property solely in connection with Core’s performance of this Agreement. Excluding the Schedule B assets, the transfer of any of PACCAR’s information or property to Core shall not be construed as granting a license or any right of ownership in any such information or property. CORE’S USE OF PACCAR’S TRADEMARKS IS LIMITED TO PRODUCING PRODUCTS OR PARTS SOLELY IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT. CORE IS NOT AUTHORIZED TO USE SUCH TRADEMARKS FOR ANY OTHER PURPOSE.
     d. PACCAR will issue a purchase order (and, if necessary, a release thereunder) for its requirement for tooling. All such orders shall be made pursuant to, and shall be governed by, the terms and conditions of PACCAR Inc’s Corporate Tooling Purchase Order, attached hereto as Schedule J and incorporated herein for all purposes. In the event of any conflict between the Terms and Conditions and this Agreement, the terms of this Agreement will prevail. To the extent possible, the Terms and Conditions of this Agreement will be construed as being mutually consistent.
     32. Confidential Information. All oral and written communication and information exchanged between Core and PACCAR, including but not limited to PACCAR’s proprietary information described in Section 30, shall be treated as confidential information in accordance with the terms of PACCAR’s standard Non-Disclosure Agreement attached as Schedule K. Core and PACCAR shall not disclose such information except to their respective employees on a need-to-know basis. Core agrees that it will not sell, distribute, deliver, or authorize the manufacture of any goods incorporating PACCAR’s confidential or proprietary information to any person other than PACCAR without the written permission of PACCAR.
     33. Financial Information. Core agrees to provide PACCAR with publicly available financial information relating to Core as PACCAR may reasonably request from time to time.
     34. Ingredients Disclosure, Special Warnings, and Instructions. Core shall promptly furnish to PACCAR in such form and detail as PACCAR may direct: (a) a list of all hazardous ingredients in the Products; (b) the amount of each of such ingredients; and (c) information concerning any changes in or additions to such ingredients. Prior to and with the shipment of the Products, Core agrees to furnish to PACCAR sufficient warning and notice in writing (including appropriate labels on Products, containers and packing) of any hazardous material which is an ingredient or a part of any of the Products, together with such special handling instructions as may be necessary to advise carriers, PACCAR, and their respective employees of how to exercise that measure of care and precaution which will best prevent bodily injury or property damage in the handling, transportation, processing, use, or disposal of the Products, containers and packing shipped to PACCAR.

     35. Termination. This Agreement may be terminated at any time:
     a. by mutual agreement of PACCAR and Core; or
     b. by PACCAR, in the event of material breach by Core of any representation, warranty, or obligation contained in this Agreement, which Core fails to cure within thirty (30) days of receipt of notice from PACCAR.
If notice of termination is given before January 1, 2008, and at PACCAR’s request, Core will relinquish ownership of the assets acquired from PACCAR that are located at Core Composites Cincinnati to PACCAR [*****] to PACCAR. In the event that Core replaces portions of the equipment required for operation, the parties agree to discuss reimbursement in good faith. Core will not relinquish ownership of equipment purchased by Core from sources other than PACCAR (identified with Core asset tags); or
          c. by Core, in the event of material breach by PACCAR of any representation, warranty, or obligation contained in this Agreement, which PACCAR fails to cure within thirty (30) days of receipt of notice from Core. PACCAR will reimburse Core for the balance of its lease payments for the Core Composites Cincinnati facility. Further, at PACCAR’s request, Core will relinquish ownership of the assets acquired from PACCAR and located at Core Composites Cincinnati back to PACCAR [*****]. In the event that Core replaces portions of the equipment required for operation, the parties agree to discuss reimbursement in good faith. Core will not relinquish ownership of equipment purchased by Core from sources other than PACCAR (identified with Core asset tags); or
          d. by Core, if Core demonstrates to PACCAR’s reasonable satisfaction that it has been unable to operate Core Composites Cincinnati at a profit, in the manner set forth herein.
i.	Core will provide PACCAR with ninety (90) days notice of its intent to terminate under this subsection (the “Notice Period”). During the Notice Period, Core will provide PACCAR with satisfactory documentation of its revenues and expenses for the relevant period. If Core makes the required demonstration, then PACCAR may propose measures to permit Core to operate the facility profitably. If Core declines to implement such measures, then the parties will agree upon a ninety (90) day Transition Plan, , in the manner set forth in Section 36, to commence upon the expiration of the Notice Period.

ii.	Termination under this provision shall not affect Core’s responsibility to pay any required payments under the terms of its lease of the Core Composites Cincinnati facility.

iii.	In the event of termination under this provision, Core will relinquish to PACCAR ownership of the assets it acquired from PACCAR under Section 2 of this Agreement [*****] to PACCAR. In the event that Core replaces portions of the equipment required for operation, the parties agree to discuss reimbursement in good faith. Core will not relinquish ownership of

*****	Confidential Treatment Requested by Core Molding Technologies, Inc.

equipment purchased by Core from sources other than PACCAR (identified with Core asset tags).
     e. by PACCAR, based on Core’s failure to demonstrate price competitiveness in the manner required under Section 22. In the event of termination under this provision,
(i)	the parties will agree upon a ninety (90) day transition plan to commence upon the expiration of the Notice Period, which will include a mutually agreed upon inventory bank build to enable PACCAR to transfer production to other supplier(s) without disruption of its truck manufacturing schedule.

(ii)	PACCAR will reimburse Core for the balance of its lease payments for the Core Composites Cincinnati facility, and will purchase any remaining raw material and hardware that Core has purchased to produce the Products manufactured at Core Composites Cincinnati.
     f. immediately, if either party (a) ceases to conduct operations under this Agreement in the normal course of business, (b) ceases to function as a going concern, (c) applies or has applied, or others apply or have applied for the appointment of a receiver for all or substantially all of its assets, (d) petitions for bankruptcy proceedings or such proceedings are petitioned for or on behalf of either party, or (e) makes an assignment of its assets for the benefit of creditors; or
     g. as otherwise provided specifically in this Agreement.
     36. Transition Period. If either party terminates this Agreement, and if requested in writing by PACCAR, Core shall cooperate with PACCAR to enable PACCAR to achieve an orderly and smooth transition of PACCAR’s business to a new supplier. This shall include, but not be limited to:
     a. The continued supply of quality Products and Parts delivered on-time to PACCAR facilities for 90 days from the date that the terminating party gives notice of termination, or, at PACCAR’s option, for a shorter period.
     b. The production of a bank of Product, to be determined by PACCAR, to insure continuity of supply while PACCAR-owned tooling and assets are being transferred to a new supplier.
     c. Material handling and administrative support in moving PACCAR owned tooling and other assets out of Supplier’s facility.
          d. Providing to PACCAR in an orderly and complete manner all PACCAR owned information, as outlined in Section 30 within thirty (30) days of PACCAR’s written request.
     37. Assignment. Neither party may assign any of the rights, duties, obligations, or benefits of this Agreement without the prior written consent of the other party. Any merger or consolidation with or into any person, or any conveyance, transfer, lease or other disposition

(whether in one transaction or a series of transactions) of all or substantially all of a party’s assets, or any other change in control of a party not approved by the other in writing shall be deemed to be an assignment prohibited by this Section. Any assignment without prior written approval will render this Agreement immediately subject to termination at the option of the non-assigning party.
     38. No Waiver. Failure or delay of either party at any time to exercise any of its rights under this Agreement shall not be deemed to be a waiver of such rights, nor will it in any way prevent such party from subsequently asserting or exercising such rights.
     39. Severability. If any provision, or portion thereof, of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained in this Agreement.
     40. Amendment. This Agreement may only be amended or modified by an instrument in writing executed by both parties. Schedule A may be modified at any time by attaching a new schedule that is executed and dated by the parties.
     41. Duty Drawback Rights. PACCAR shall be entitled to all duty and import drawback rights related to the Products and Parts that Core can transfer to PACCAR, including rights developed by substitution and rights that may be acquired from Core’s suppliers. Core agrees to inform PACCAR of the existence of any such rights and upon request to supply such documents as may be required to obtain such drawback.
     42. Canadian Goods and Services Tax. Core shall, if it has not already done so, furnish PACCAR with its Canadian Goods and Services Tax registration number, and Core warrants that any Goods and Services Tax registration number so furnished is the registration number assigned to it by the Government of Canada.
     43. NAFTA. Upon request, Core shall promptly furnish PACCAR an accurate and complete North American Free Trade Agreement Certificate of Origin in accordance with applicable laws and regulations. Core agrees to indemnify PACCAR and/or its customers against all loss resulting directly or indirectly from Core’s delay in furnishing such certificates to PACCAR and from incorrect information therein furnished by Core.
     44. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Washington, without regard to its conflict of law rules. [Notwithstanding the foregoing, if the plaintiff brings an action in a foreign court under Section 40, the laws of that state, province and/or country shall apply.] In no event shall the United Nations Convention on Contracts for the International Sale of Goods apply.
     45. Jurisdiction and Venue. No party will commence or prosecute any suit, proceeding, or claim to enforce the provisions of this Agreement, or otherwise arising under or by reason of this Agreement, other than in the courts of King County in the State of Washington, or in the United States District Court for the Western District of Washington in Seattle, Washington. Each party irrevocably consents to the jurisdiction and venue of the above-identified courts.

     46. Compliance with Laws and Regulations. Core agrees that in the performance of this order it will comply with the requirements of all applicable governmental, federal, state and local statutes, regulations and orders and will indemnify and save PACCAR harmless from any claim, loss or damage arising from Core’s violation or alleged violation of the same. PACCAR serves from time to time as a contractor for the United States Government. Core agrees that, if applicable to this Agreement, Core will comply with the requirements of U.S. Executive Order 11246, 41 CFR §60-250.4, 41 CFR §60-741.4, and other applicable equal employment opportunity laws. Contract clauses required by the U.S. Government in such circumstances are incorporated herein by reference. Core shall promptly notify PACCAR of any applicable export or import requirements or restrictions of any government or governmental entity with respect to the Products, Parts, articles, materials or work covered by this Agreement.
     47. No Agency Relationship. Nothing contained in this Agreement shall create any agency, fiduciary, joint venture, or partnership relationship between PACCAR and Core.
     48. Attorney’s Fees. Should any party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interests in any manner arising under this Agreement, or to recover damages for the breach hereof, the non-prevailing party in any action pursued in courts of competent jurisdiction (finality of which action is not legally contested) agrees to pay to the prevailing party or parties all reasonable costs, damages, and expenses, including reasonable attorney’s fees, expended or incurred in connection therewith.
     49. Notices. All notices, consents, requests, reports, and demands hereunder shall be in writing and shall be effective when delivered against receipt, or five (5) days after deposited in the mail, postage prepaid, addressed as follows:

If to Core:	If to PACCAR:

Core Molding Technologies, Inc.	PACCAR Inc
800 Manor Park Drive	777 — 106th Ave. N. E.
P.O. Box 28133	P. O. Box 1518 (98009)
Columbus, OH 43228-0183	Bellevue, WA 98004
Attention: PACCAR Account Manager	Attention: Director of Purchasing
or to such other address or to such other person as either party shall have last designated by notice to the other party.
     49. Fair Construction. This Agreement shall be interpreted without regard to which party initiated the drafting process or proposed or drafted particular language and shall not be construed for or against any party.
     50. Entire Agreement. This Agreement, together with the schedules and any other document referenced herein, contains the entire agreement between the parties hereto regarding the purchase and sale of the Products and Parts, and there are no agreements, modifications, conditions, or understandings, written or oral, expressed or implied, pertaining to the subject matter hereof which are not contained herein or superseded hereby. The terms of this Agreement supersede and replace the standard terms and conditions of any purchase orders or other documentation related to the sale of the Products and Parts unless specifically incorporated herein.
     51. Counterparts. This Agreement may be executed in one or more counterparts, each of which may be deemed to be an original instrument, but all of which together shall constitute but one instrument.
     52. Survival. The rights and obligations of Sections 25 on Returned Products, 26 on Warranties, 27 on Indemnification, 30 on Intellectual Property, 31 on Proprietary Rights, and 32 on Confidential Information shall survive termination or expiration of this Agreement.
IN WITNESS WHEREOF, the parties have executed this Long Term Supply Agreement as of the day and year first above written.

Core Molding Technologies, Inc.		PACCAR Inc

By:	/s/ Stephen J. Klestinec	By:	/s/ T. A. Lundahl

Name: Stephen J. Klestinec		Name: T. A. Lundahl

Title: COO		Title: VP Purchasing

SCHEDULES

Schedule A:	Part Numbers, Description, Raw Material Content, Costs, Surcharges and Price

Schedule B:	PACCAR Assets at the Batavia Facility

Schedule C:	Non-Production Part Numbers, Description, and Price

Schedule D:	PACCAR Parts Supplier Guidelines

Schedule E:	PACCAR Packaging Guidelines

Schedule F:	PACCAR EDI Implementation Guideline

Schedule G:	PACCAR Return Goods Guideline

Schedule H:	PACCAR Parts Return Goods Agreement

Schedule I:	PACCAR Core Warranty Support Agreement

Schedule J:	PACCAR Tooling Purchase Order

Schedule K:	Non-Disclosure Agreement

Schedule L:	Amendment for Additional PACCAR Requirements ([*****])

*****	Confidential Treatment Requested by Core Molding Technologies, Inc.